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                                                                     EXHIBIT 8.1


                                 July 25, 1994



Kmart Corporation
3100 West Big Beaver Road
Troy, Michigan  48084

National Tenant Finance Corporation
40 North Central Avenue, Suite 2700
Phoenix, Arizona 85004

                 Re:     Kmart Corporation
                         $250,000,000 Mortgage Pass-Through Certificates

Ladies and Gentlemen:

         We have acted as special tax counsel in connection with the preparation of a Registration Statement on Form S-3 ("Registration Statement") filed by Kmart Corporation, a Michigan corporation ("Kmart") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale of Mortgage Pass-Through Certificates issuable in series (collectively "Certificates"). The Certificates will represent fractional undivided beneficial interests in certain trusts which in turn will hold certain mortgage notes issued in connection with the financing by independent real estate developers of construction and/or acquisition of retail stores or warehouse facilities for use by Kmart or its subsidiaries, all as more fully described in the Prospectus included in the Registration Statement ("Prospectus").

         We have examined the Prospectus, as well as forms of Trust Agreement, Pass-Through Trust Agreement, Collateral Trust Agreement, Certificates, Loan Agreement, Mortgage Note, and Note Put Agreement, all as included as exhibits to the Registration Statement, together with such other documents as we deemed relevant.

        Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Prospectus under the heading "Certain Federal Income Tax Consequences" are correct, and the discussion thereunder does not omit any considerations that are material to purchasers or holders of Certificates with respect to the matters covered.

        Based on the foregoing, and assuming the following: (1) a Trust or Pass-Through Trust as applicable, is established pursuant to a Trust Agreement or Pass-Through Trust Agreement, respectively, as described in the Prospectus,
(2) such Trust or Pass-Through Trust acquires Mortgage Notes as described in the Prospectus, (3) Certificates representing fractional undivided beneficial interests in such Trust or Pass-Through Trust are issued as described in the Prospectus, (4) any Collateral Trust is established pursuant to a Collateral Trust Agreement as described in the Prospectus, and (5) there is no change in applicable law between the date hereof and the date such Trust or Pass-Through Trust is established, then we are also of the opinion that such Trust or Pass-Through Trust will be classified for federal income tax purposes as a grantor trust and that such Trust or Pass-Through Trust and any Collateral Trust will not be classified as an association taxable as a corporation.

         We express no other opinion as to any other tax consequences regarding the Certificates.




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July 25, 1994
Page 2

        The opinion stated above and the discussion in the Prospectus under the heading "Certain Federal Income Tax Consequences" is based on the facts, assumptions, and representations set forth in the Prospectus and other documents referenced above, as well as on the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and administrative and judicial interpretations of such Code and Regulations, all as they exist as of the date hereof. No assurance can be given that any of the foregoing authorities will not be revoked, modified, or otherwise revised hereafter, nor that any such changes if made would not adversely affect our opinions. We disclaim any undertaking or other responsibility on our part to advise you of any changes in any of such authorities occurring after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Squire, Sanders & Dempsey under the headings "Certain Federal Income Tax Consequences" and "Legal Matters".

                                                   Respectfully submitted,



                                                   /s/ SQUIRE, SANDERS & DEMPSEY
                                                       SQUIRE, SANDERS & DEMPSEY